EXHIBIT 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS ANNOUNCES 2007 FOURTH QUARTER AND FULL YEAR RESULTS

Philadelphia, PA – January 30, 2008.   Crown Holdings, Inc. (NYSE: CCK), today announced its financial results for the fourth quarter and year ended December 31, 2007.

During the fourth quarter of 2007, the Company changed its method of accounting for the cost of inventories in its United States operations from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. All results have been presented on a FIFO basis as if the accounting change had occurred as of January 1, 2006.

Fourth Quarter Results

Net sales in the fourth quarter increased to $1,871 million, an 11.6% increase over the $1,676 million in the fourth quarter of 2006. The increase in sales was attributable to higher sales unit volumes, the pass-through of higher raw material costs and favorable foreign currency translation.

Fourth quarter gross profit rose 7.5% to $214 million over the $199 million in the 2006 fourth quarter. As a percentage of net sales, gross profit was 11.4% in the fourth quarter compared to 11.9% in the same quarter last year. The decline in percentage margin was attributable to the impact of passing through higher raw material costs partially offset by stronger sales unit volumes, increased operating efficiencies and productivity gains. Included within gross profit for the fourth quarter of 2007 is a net charge of $7 million for the settlement of litigation related to retiree medical benefits, as more fully described below, and the settlement of a supplier dispute.

Selling and administrative expense in the fourth quarter was $100 million compared to $84 million in last year’s fourth quarter. The increase reflects a higher accrual for incentive compensation costs, foreign currency translation and general inflationary increases.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) was $114 million in the fourth quarter after the settlement charges of $7 million referred to above, down $1 million or 0.9% compared to the $115 million in the 2006 fourth quarter. Segment income as a percentage of net sales was 6.1% in the fourth quarter of 2007 compared to 6.9% in the fourth quarter of 2006. Excluding the settlement charges, segment income in the fourth quarter of 2007 was $121 million or 5.2% greater than the fourth quarter of 2006. A reconciliation to segment income from gross profit is provided as a note to the attached unaudited Consolidated Statements of Operations.

Commenting on the results, John W. Conway, Chairman and Chief Executive Officer, stated, “We are very pleased with our overall 2007 performance. Worldwide volumes were good despite the impact of poor weather on our European food can business. Our significant beverage can growth initiatives in emerging markets remained on plan and delivered increasingly positive contributions. Importantly, in 2007, the Company improved gross profit by more than 15% and generated strong free cash flow. Looking ahead, we expect the positive momentum to continue in 2008.”

Interest expense in the fourth quarter was $86 million compared to $76 million in the fourth quarter of 2006. The increase reflects the impact of higher average short-term borrowing rates and foreign currency translation.

Net income from continuing operations in the fourth quarter improved to $343 million, or $2.11 per diluted share, compared to net income from continuing operations of $168 million, or $1.01 per diluted share, in the fourth quarter of 2006.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Included within net income from continuing operations in the 2007 fourth quarter is a net gain of $324 million, or $1.99 per diluted share. The net gain reflects a $479 million benefit related to the reversal of valuation allowances on the Company’s U.S. deferred tax assets partially offset by a net charge of $7 million to settle retiree medical litigation and a supplier dispute, a $29 million net charge for asbestos, a $5 million net charge related to restructuring actions and a $114 million net impairment charge, primarily to write-off goodwill. In the 2006 fourth quarter, the Company recorded a net gain of $146 million, or $0.88 per diluted share, to record gains on sales of assets and the reversal of a tax balance in comprehensive income, partially offset by provisions for asbestos, the remeasurement of foreign currency exposures and an impairment charge recorded in the Company’s plastic bottle joint venture.

Other Fourth Quarter Activity

As mentioned above, the Company recorded a 2007 fourth quarter charge of $7 million ($7 million, net of tax, or $0.04 per diluted share) for the settlement of litigation related to retiree medical benefits and a supplier dispute. As previously disclosed, the Company in prior years had amended retiree medical benefits for several groups of retirees. As a result of the settlement, the Company has reduced its accumulated post-retirement benefit obligation and increased comprehensive income, a separate component of shareholders’ equity, by $101 million. Based on actuarial assumptions, the expense and cash payments related to retiree medical benefits are each expected to be reduced in 2008 and future years by approximately $9 million per year and exclude a one-time cash payment of $14 million to be made in 2008. Separately, a final settlement payment of $6 million has been made in the first quarter of 2008 related to previously closed U.S. manufacturing locations.

The Company recorded a charge in the fourth quarter of $29 million ($29 million, net of tax, or $0.18 per diluted share) to increase its asbestos litigation reserve. The Company estimates that its asbestos liability for pending and future asbestos claims will range between $201 million and $243 million. At December 31, 2006, the reported range was $198 million to $247 million. After the $29 million charge, the Company’s recorded liability at December 31, 2007 was $201 million compared to $198 million at December 31, 2006. Asbestos-related payments totaled $26 million in 2007, including $9 million under existing settlement agreements, consistent with 2006 payments of $26 million, which also included $9 million under existing settlement agreements. Cases filed against the Company declined to 3,600 in 2007 compared to 4,800 in 2006.

In the fourth quarter of 2007, the Company recorded a restructuring charge of $6 million ($5 million, net of tax, or $0.03 per diluted share) and for the full year of 2007 restructuring charges totaled $20 million ($17 million, net of tax, or $0.10 per diluted share). For 2006, restructuring charges totaled $15 million ($12 million, net of tax, or $0.07 per diluted share).

The Company recorded a non-cash asset impairment charge of $114 million ($114 million, net of tax, or $0.70 per diluted share) in the 2007 fourth quarter primarily to write-down the carrying value of goodwill in its European metal vacuum closures business. For the full year, the provision for asset impairments net of gains on sales of assets was $100 million ($103 million, net of tax, or $0.62 per diluted share). The Company recorded a gain on sales of assets of $62 million ($51 million, net of tax, or $0.31 per diluted share) in the fourth quarter of 2006 primarily related to the sale of property in Europe.

The Company recorded a loss on the translation of foreign currency exposures in the fourth quarter of 2006 of $14 million ($14 million, net of tax, or $0.08 per diluted share) and for the year 2006, the loss was $6 million ($6 million, net of tax, or $0.04 per diluted share).

During the fourth quarter of 2007, the Company determined that it considered it more likely than not that the majority of its U.S. deferred tax assets would be realized through future income from operations. Accordingly, an income tax benefit of $479 million ($2.94 per diluted share) was recorded for the reversal of previously established valuation allowances. The reversal of the valuation allowance has no impact on taxes paid. In the 2006 fourth quarter, the Company recorded an income tax benefit of $121 million ($0.73 per diluted share) related to the reversal of a previously established adjustment to accumulated comprehensive income arising from the Company’s U.S. minimum pension liability.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Net debt (a non-GAAP measure defined by the Company as total debt less cash) decreased by $435 million from September 30, primarily as a result of the reduction in working capital during the fourth quarter. Net debt at December 31, 2007 was $2,980 million, $154 million lower than the December 31, 2006 level as free cash flow (a non-GAAP measure defined by the Company as net cash provided by operating activities less capital expenditures) for 2007 more than offset common share repurchases of $118 million (representing approximately 5 million shares) and foreign exchange translation on net debt of $89 million.

For the twelve months ended December 31, 2007, the table below reconciles net cash provided by operating activities to free cash flow from ongoing operations (a non-GAAP measure). In 2007 and 2006, the Company sold two properties in Spain and realized gross proceeds of $89 million as reflected on the Consolidated Statements of Cash Flows. Proceeds from sales of property do not reflect taxes paid which totaled $28 million in 2007 as shown below.

Twelve months ended December 31,	2007
Net cash provided by operating activities	$509
Capital expenditures	(156)

Free cash flow	353
Taxes related to property sales	28
Increased accounts receivable securitization	(21)

Free cash flow from ongoing operations	$360

Debt and cash amounts were:

	December 31,	September 30,	December 31,
	2007	2007	2006

Total debt	$3,437	$3,763	$3,541
Cash	457	348	407

Net debt	$2,980	$3,415	$3,134

Receivables securitization	$272	$328	$240

Full Year Results

For 2007, net sales rose to $7,727 million, up 10.7% over the $6,982 million in 2006. The increase reflects higher sales unit volumes, the pass-through of higher raw material costs and foreign currency translation. Approximately, 73% of net sales were from outside the United States in 2007 compared to 72% in 2006.

Gross profit for the year of $1,027 million, or 13.3% of net sales, increased 15.1% compared to $892 million of gross profit, or 12.8% of net sales for 2006. The increase was driven by stronger sales unit volumes, increased operating efficiencies and productivity gains.

Selling and administrative expense for 2007 was $385 million compared to $316 million in 2006. The increase is attributable to a higher accrual for incentive compensation costs, foreign currency translation and general inflationary increases.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Segment income in 2007, after the $7 million charge to settle retiree medical benefits and a supplier dispute, increased 11.5% to $642 million over the $576 million in 2006. Segment income as a percentage of net sales was 8.3% in 2007 compared to 8.2% in 2006. Excluding the settlement charges, segment income for 2007 grew to $649 million and was 12.7% over 2006 segment income.

Interest expense was $318 million in 2007 compared to $286 million in 2006. The increase reflects higher average short-term borrowing rates and foreign currency translation in 2007 compared to 2006.

For 2007, the Company reported net income from continuing operations of $545 million, or $3.29 per diluted share, compared to net income from continuing operations of $342 million, or $2.01 per diluted share in 2006.

Included within 2007 net income from continuing operations, the Company recorded a net gain of $323 million, or $1.95 per diluted share, reflecting a $479 million benefit related to the reversal of valuation allowances on deferred tax assets partially offset by a net charge of $7 million to settle retiree medical litigation and a supplier dispute, a $29 million net charge for asbestos, a $17 million net charge for restructuring actions and a $103 million net charge for asset impairments net of asset sale gains. In 2006, the Company recorded a net gain to net income from continuing operations of $144 million, or $0.84 per diluted share, to record gains on sales of assets and the reversal of a tax balance in comprehensive income partially offset by provisions for asbestos, restructuring, the remeasurement of foreign currency exposures, and an impairment charge recorded in the Company’s plastic bottle joint venture.

Non-GAAP Measures

Segment income, free cash flow and net debt are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for net income, cash flow or total debt data prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. The Company believes net debt is a useful measure of the Company’s debt levels. Segment income, free cash flow and net debt are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, respectively, and reconciliations to segment income, free cash flow and net debt can be found within this release.

Conference Call

The Company will hold a conference call tomorrow, January 31, 2008 at 9:30 a.m. (EST) to discuss this news release and other matters. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (517) 308-9457 or toll-free (888) 820-8951 and the access password is “packaging.” A live web cast of the call will be made available to the public on the Internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on February 7. The telephone numbers for the replay are (203) 369-3649 or toll free (800) 964-5457 and the access passcode is 3275.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ include the Company’s ability to grow in emerging markets, increase worldwide volumes, improve return on invested capital, generate free cash flow and realize deferred tax assets through future income from operations in the U.S. and the realization of the expected reduction, based on actuarial assumptions, in cash payments for retiree medical benefits. Other important factors are discussed under the caption “"Forward-Looking Statements”" in the Company’s Form 10-K Annual Report for the year ended December 31, 2006 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Timothy J. Donahue, Senior Vice President — Finance, (215) 698-5088, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows and Segment Information follow this page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)

(in millions except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2007	2006	2007	2006

Net sales	$1,871	$1,676	$7,727	$6,982

Cost of products sold	1,596	1,420	6,471	5,863
Depreciation and amortization	61	57	229	227

Gross profit (1)	214	199	1,027	892

Selling and administrative expense	100	84	385	316
Provision for asbestos	29	10	29	10
Provision for restructuring	6	1	20	15
Provision for asset impairments and (gain)/loss on sale of assets	114	(62)	100	(64)
Interest expense	86	76	318	286
Interest income	(5)	(4)	(14)	(12)
Translation and foreign exchange adjustments	1	16	(12)	6

(Loss)/income before income taxes, minority interests and equity earnings	(117)	78	201	335
Benefit from income taxes	(479)	(104)	(417)	(62)
Minority interests and equity earnings	(19)	(14)	(73)	(55)

Income from continuing operations	343	168	545	342

Loss from discontinued operations
Loss from operations				(6)
Loss on disposal		(6)		(27)

Net income	$343	$162	$545	$309

Basic earnings/(loss) per average common share:
Continuing operations	$2.16	$1.04	$3.38	$2.07
Discontinued operations		(0.04)		(0.20)

Net income	$2.16	$1.00	$3.38	$1.87

Diluted earnings/(loss) per average common share:
Continuing operations	$2.11	$1.01	$3.29	$2.01
Discontinued operations		(0.04)		(0.19)

Net income	$2.11	$0.97	$3.29	$1.82

Weighted average common shares outstanding:
Basic	158,876,567	162,286,149	161,331,007	165,527,147
Diluted	162,741,499	166,666,073	165,464,273	169,750,763
Actual common shares outstanding	159,777,628	162,711,471	159,777,628	162,711,471

(1)	A reconciliation from gross profit to segment income is found on the following page.

Amounts for 2006 related to the Company’s divested North American and European plastics businesses have been reclassified to discontinued operations as a result of the 2006 sales of those businesses.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income

The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense. A reconciliation from gross profit to segment income for the three and twelve months ended December 31, 2007 and 2006 follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2007	2006	2007	2006

Gross profit	$214	$199	$1,027	$892
Selling and administrative expense	100	84	385	316

Segment income	$114	$115	$642	$576

Segment Information

	Three Months Ended December 31,		Twelve Months Ended December 31,

Net Sales	2007	2006	2007	2006

Americas Beverage	$415	$390	$1,751	$1,600
North America Food	199	191	849	821
European Beverage	341	255	1,436	1,174
European Food	499	450	1,991	1,885
European Specialty Packaging	111	115	460	427

Total reportable segments	1,565	1,401	6,487	5,907
Non-reportable segments	306	275	1,240	1,075

Total net sales	$1,871	$1,676	$7,727	$6,982

Segment Income

Americas Beverage	$34	$42	$182	$160
North America Food	16	16	76	70
European Beverage	37	24	185	122
European Food	35	28	173	174
European Specialty Packaging	(4)	3	14	23

Total reportable segments	118	113	630	549
Non-reportable segments	36	30	133	119
Corporate and unallocated items	(40)	(28)	(121)	(92)

Total segment income	$114	$115	$642	$576

Amounts for 2006 related to the Company’s divested North American and European plastics businesses have been reclassified to discontinued operations as a result of the 2006 sales of those businesses.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

December 31,	2007	2006

Assets
Current assets
Cash and cash equivalents	$457	$407
Receivables, net	673	689
Inventories	1,030	957
Prepaid expenses and other current assets	74	60

Total current assets	2,234	2,113

Goodwill	2,199	2,185
Property, plant and equipment, net	1,604	1,608
Other non-current assets	964	503

Total	$7,001	$6,409

Liabilities and shareholders’ equity/(deficit)
Current liabilities
Short-term debt	$45	$78
Current maturities of long-term debt	38	43
Other current liabilities	2,000	1,835

Total current liabilities	2,083	1,956

Long-term debt, excluding current maturities	3,354	3,420
Other non-current liabilities and minority interests	1,527	1,527
Shareholders’ equity/(deficit)	37	(494)

Total	$7,001	$6,409

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Twelve months ended December 31,	2007	2006

Cash flows from operating activities
Net income	$545	$309
Depreciation and amortization	229	230
Provision for asset impairments and (gain)/loss on sale of assets	100	(64)
Income taxes	(507)	(134)
Other, net	142	14

Net cash provided by operating activities	509	355

Cash flows from investing activities
Capital expenditures	(156)	(191)
Proceeds from sales of business and property, plant and equipment	73	88
Other, net	(11)	(8)

Net cash used for investing activities	(94)	(111)

Cash flows from financing activities
Net change in debt	(224)	8
Common share repurchases	(118)	(135)
Other, net	(54)	(31)

Net cash used for financing activities	(396)	(158)

Effect of exchange rate changes on cash and cash equivalents	31	27

Net change in cash and cash equivalents	50	113

Cash and cash equivalents at January 1	407	294

Cash and cash equivalents at December 31	$457	$407

(A)  Free cash flow is defined by the Company as net cash provided by operating activities less capital expenditures. A reconciliation from net cash provided by operating activities to free cash flow for the twelve months ended December 31 follows:

Twelve months ended December 31,	2007	2006

Net cash provided by operating activities	$509	$355
Capital expenditures	(156)	(191)

Free cash flow	$353	$164

Cash flows related to the Company’s divested North American and European plastics businesses are included for the periods prior to the sale of those businesses in 2006.